                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ALLIANCE TROPHY CLUB INC.
                 (Name of small business issuer in its charter)

         Delaware                           1531                       75-2708066
(State or jurisdiction or         (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)  Classification Code Number)     Identification No.)

                   104 Houston Street, Suite D, Roanoke, Texas
                  76262, (817) 430-1010 (Address and telephone
                     number of principal executive offices)

                      104 Houston Street, Suite D, Roanoke,
             Texas 76262 (Address of principal place of business or
                      intended principal place of business)

        Lance White, Chief Executive Officer, Alliance Trophy Club, Inc.,
                   104 Houston Street, Suite D, Roanoke, Texas
                    76262, (800) 877-9126 (Name, address and
                     telephone number of agent for service)

     Copy to: Richard G. Klein, Esq., Hofheimer Gartlir & Gross, LLP, 530 Fifth
Avenue, New York, NY 10036 (212) 818-9000

Approximate date of proposed sale to the public: On, and from time to time after, the effective date of this Registration Statement.

     If this Form is filed to register additional securities or an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/ ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/ ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         ------------------------------
                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Title of each                                   Proposed maximum              Proposed maximum
class of securitie        Amount to be           offering price               aggregate offering             Amount of
to be registered           registered              per unit                        price                   registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               500,000(2)              $.53(3)                         $265,000                      $73.67
------------------------------------------------------------------------------------------------------------------------------------
Common Stock(1)            550,000(2)              $.53(3)                         $291,500                      $81.04
------------------------------------------------------------------------------------------------------------------------------------

(1)  Consisting of shares of Common Stock being registered for resale.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount of shares registered hereby includes such additional number of shares of common stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the bid and the asked prices of the Common Stock on July 14, 1999, as reported on the OTC Bulletin Board.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                   PROSPECTUS
                                 for the Sale of
                        1,050,000 Shares of Common Stock
                                       of
                           ALLIANCE TROPHY CLUB, INC.
                     by us and certain selling shareholders

     Of the 1,050,000 shares in this offering, 500,000 are being sold by us and 550,000 are being sold by the selling shareholders named in the "Principal and Selling Shareholders" section on page __. We will not receive any of the proceeds of the shares sold by the selling shareholders. None of the selling shareholders' shares will be sold until our offering is complete.


                                      Per                         Operating principally in the Dallas/Fort Worth, Texas suburban
                                      Share             Total     area, we build custom luxury single family homes, develop
Price to the Public for shares                                    residential real estate and engage in residential renovation and
offered by us                         $                 $         commercial "finish-out" work.

Proceeds to us                        $                 $

Proceeds to Selling                   $                 $         Only a limited trading market currently exists for our shares.
Shareholders                                                      Our common stock is traded on the Over-the-Counter
                                                                  Bulletin Board under the symbol "ALLTE." The closing sales price of our stock was $_____ on ___________, 1999.

     We estimate that the initial offering price to the public of the shares being sold by us will be $1.00 per share. This initial offering price may not reflect the market price after the initial offering.

     There are risks involved with investing in our common stocks and the market for our common stock. See "RISK FACTORS" on page ___.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This offering will be managed by us, without an underwriter, through our officers and directors, who will receive no sales commissions or other compensation except for reimbursement of expenses actually incurred for such activities. While we do not plan to do so at this time, we may engage the services of broker-dealers to assist us in selling the shares. If we do, the maximum commission payable to any such broker-dealer will be 10% of the offering price. Our offering is being made on a "best efforts" basis. We are not required to sell a minimum amount of shares in this Offering and all net proceeds will be available to us immediately following our acceptance of investor subscriptions. The offering will expire on December 31, 1999.

     The information in this prospectus is not complete and may be changed. We're not allowed to sell the common stock offered by this prospectus until the registration statement that we have filed with the SEC becomes effective. This prospectus is not an offer to sell our common stock and does not solicit offers to buy in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS
                                                                            Page
SUMMARY ....................................................................   4

RISK FACTORS ...............................................................   5

FORWARD LOOKING STATEMENTS .................................................

USE OF PROCEEDS ............................................................

DILUTION ...................................................................

DIVIDEND POLICY ............................................................

MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS ...............................................

BUSINESS ...................................................................

MANAGEMENT .................................................................

CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS ............................................................

MARKET FOR COMMON EQUITY
    AND RELATED STOCKHOLDER
    MATTERS ................................................................

PRINCIPAL SHAREHOLDERS .....................................................

SELLING SECURITY HOLDERS ...................................................

DESCRIPTION OF SECURITIES ..................................................

SHARES ELIGIBLE FOR FUTURE SALE ............................................

PLAN OF DISTRIBUTION .......................................................

LEGAL MATTERS ..............................................................

EXPERTS ....................................................................

ADDITIONAL INFORMATION .....................................................

INDEX TO FINANCIAL STATEMENTS ..............................................

                                     SUMMARY

     This summary highlights important information about our business and about this offering. Because it's a summary, it does not contain all the information you should consider before investing in the common stock. To fully understand the investment you are contemplating, you must consider this Prospectus, with the financial statements and their accompanying notes. Unless the context otherwise requires, all references in this prospectus to "us," "we," "our" or "company" mean Alliance Trophy Club, Inc., a Delaware corporation, and its subsidiary Castle Custom Homes, Inc., a Texas corporation which does business as White Castle Custom Homes.

The Company

     Alliance Trophy Club, Inc., a Delaware corporation, was founded on March 4, 1997 to build custom luxury single family homes and develop residential real estate by purchasing and maintaining in inventory a few single family lots for sale or home construction. On July 15, 1997, we acquired Castle Custom Homes, Inc., which since 1991 has been a builder of custom, luxury single family homes. We operate principally in the Dallas/Fort Worth, Denton County, Texas suburban area, within two sections of the community known as Trophy Club. Trophy Club is located approximately 17 miles west of the Dallas/Fort Worth International Airport and five miles from Alliance Center, Ross Perot, Jr.'s 7,500 acre industrial park. In addition, in March 1999, we began engaging in residential renovation and commercial "finish-out" work in the greater Dallas/Ft. Worth area.

     The address of our principal executive offices is 104 Houston Street, Suite D, Roanoke, Texas 76262 and the telephone number is (817) 430-1010.

The Offering

(A) Common stock offered
       by the company.....................    500,000 shares.  See "DESCRIPTION
                                              OF SECURITIES."

(B) Common stock offered by
     the selling shareholders ............    550,000 shares. See "DESCRIPTION
                                              OF SECURITIES."

(C) Common stock outstanding
     Before offering......................    3,158,500 shares

     After offering.......................    4,208,500 shares

(D)  Use of Proceeds....................      Assuming an offering price to the
                                              public of $1.00, we would have
                                              about $430,000 in net proceeds,
                                              after expenses. We plan to use the
                                              net proceeds of this offering to
                                              pay $100,000 of indebtedness to
                                              the President of the company, to
                                              repay the most burdensome debt we
                                              have incurred to acquire our real
                                              property inventory, and to promote
                                              our residential and commercial
                                              "finishing out" business, which
                                              has a higher gross profit than our
                                              homebuilding work, and for working
                                              capital. We will not receive any
                                              of the proceeds of the sale of the
                                              shares of selling shareholders.
                                              See "USE OF PROCEEDS."

Summary Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus. Our independent public accountants, Buzzelli & Company, have audited our 1997 and 1998 financial statements. You should read the information below along with all other financial information and analysis in this prospectus. Please don't assume that the results below indicate results that we'll achieve in the future.

                                                                 Fiscal Year Ended                        Three Months Ended
                                                                    December 31,                                March 31,
                                                             --------------------------               ---------------------------
                                                              1998                 1997                 1999                 1998
                                                             -----                 ----                 ----                 ----
                                                                                                               (Unaudited)
Statement of Operations Data:

Net Revenue                                                $2,907,287           $1,640,222           $  916,270          $  334,176
Cost of Sales                                               2,657,598            1,511,322              835,147             316,399
Gross Profit                                                  249,689              128,900               81,123              17,777

Total Expenses                                                225,964              123,604               73,109              38,268
Operating Income (Loss)                                        23,725                5,296                8,014             (20,491)
Interest Income (Expense)                                       1,520               (1,784)               3,302                  11
Net Operating Income (Loss)                                    25,245                3,512               11,316             (20,480)
Provision for Income Tax                                         --                   --                  1,697                   0

Balance Sheet Data:

Working Capital                                               452,633              355,051              642,387             313,410
Total Assets                                                1,604,103            1,677,099            2,916,422           1,904,515
Current Liabilities                                           748,299              910,277            1,871,864           1,183,696
Long-Term Liabilities                                         374,941              399,464              374,076             374,941
Shareholders Equity                                           480,863              366,358              670,482             345,878

                                  * * * * * * *

                                  RISK FACTORS

     Please carefully consider the following risk factors as well as the other information set forth in this prospectus before deciding to invest in the common stock.

A.   Risks Associated with Our Financial Position

     We require additional capital to finance our business activities on an ongoing basis. Our business consists mainly of land development and construction. Such development and construction currently has been exclusively residential, although in the future it could include commercial development. In some cases we build luxury homes to order for specific customers at negotiated prices. However, in most cases our activities are extremely speculative because we purchase single family homesites on which we build one or more model homes before we have a buyer for the homesite or a contract to construct the house. Therefore, until we obtain a purchaser, we spend significant amounts of money, most of which we obtain from bank borrowings, for land purchase, development and construction costs. That is why we require substantial equity or debt financing to finance our business activities on an ongoing basis.

     We don't expect to have any significant assets other than our inventory of lots held for construction of single family homes and our interests in the projects in which we'll invest, if any. These interests likely will be subordinate to our bank financing. In addition, no other party will insure or guarantee our obligations under such financing or will be obligated to make capital contributions to us at any time for the purpose of paying such obligations.

     As a development stage entity, our future financial results are very uncertain. Our ability to continue as a going concern is dependent upon our ability to obtain the capital necessary to acquire and to successfully develop homesites in the Trophy Club community, as to neither of which any assurance can be given. Our ability to attain and maintain profitability depends, among other things, on:

     (a) our ability to expand the residential and commercial "finishing out" business we launched in March 1999;

     (b) our ability to

          (1)  design and build homes of quality within budget;

          (2) sell our homes at a price sufficiently greater than our cost of construction, debt service and general and administrative expenses; and

          (3) obtain capital in addition to the funds sought to be raised in this offering;

     (c) the demand for housing in the Trophy Club development in Denton County, Texas, in which we may principally construct homes; and

     (d) the market acceptance of our designs and our construction of homes.

     We cannot assure you that our efforts will be successful or that our limited profitability for fiscal 1998 and the three months ended March 31, 1999 can be sustained, in which event investors could suffer a total loss of all funds invested in the common stock.

B.   Business Factors that May Affect Our Operations

     We're dependent on one residential development. Our activities are concentrated in the Dallas/Ft. Worth, Texas suburban area. Accordingly, our business and profitability generally depend upon economic and other conditions in that part of the United States. Typically, such areas are subject to the normal business cycle as well as economic fluctuations related to the price of crude oil, and downturns are to be expected, although no one can accurately predict the timing of their occurrence.

     We have limited experience in renovation work. In March 1999, we retained Brian Small to be our Vice President of Operations, in charge of a new line of business for us: residential renovation and commercial "finish-out" work. Although Mr. Small has nine years of experience in this area, we can't assure you that we will be able to obtain work in that business or that we can perform profitably any such work we do obtain.

     We depend on others for sales. We've entered into agreements with various independent sales representatives to promote, market and sell our homes, and although we're dependent on such persons for the sale of our homes, we can't assure you that these sales representatives will be successful. In addition, the agreements with our sales representatives are terminable by either party upon 30 to 90 days notice. If any of the agreements are terminated, it is possible that suitable sales representatives will not be available on terms favorable to us, which would have a material adverse effect on the results of our operations.

     We do not have committed buyers at the time real estate development or construction commences. Residential land developments typically are sold on a lot-by-lot basis, and parties that provide financing to us on a senior basis typically will be repaid proportionately as our lots are sold. Lot sales generally occur at least a year or more after initial development commences. With respect to sales of any homes financed by us, the construction lender typically will be repaid in full upon closing of the home sale, which generally will not occur until at least six months after construction commences. For high-end homes, repayment could take a year or longer. Since development and construction will generally be on a speculative basis, we won't have a committed buyer at the time development or construction commences and we can't assure you that any home sales will take place.

     We develop unimproved properties, which is riskier than developing improved properties. The purchase of raw land for construction and development is speculative and subject to greater risk than is the purchase of properties with operating histories. Factors beyond our control may cause delays in, or increases in the cost of, development. These factors may include, among others, adverse weather and shortages of and increases in the cost of labor and materials. Further, we base the prices that we're willing to pay for land to be developed on projections of income from the sale of single family homes or buildings upon completion of construction. These projections are based on assumptions which may prove to be inaccurate and therefore cannot be relied upon to indicate the actual results which we'll obtain.

     Land inventory risk can be substantial for homebuilders. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market.

     Real estate development in general is affected by general and local economic conditions. As a real estate developer, we're subject to risks such as

     (a)  competitive overbuilding,

     (b)  the availability and cost of land,

     (c)  construction delays,

     (d)  cost overruns,

     (e) lack of infrastructure, (such as roads, water, sewage facilities and utilities),

     (f) increases in real estate taxes, and other local government fees.

     The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions. Such conditions include the availability of financing, inflation, interest rates, employment levels, consumer confidence and housing demand. A significant increase in prevailing interest rates may result in a decrease in demand for our homes or in cancellations of sales contracts. In addition, an oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes.

     Our ability to sell homes is dependent upon the availability and cost of mortgage financing to home buyers. Some of our expected buyers may finance their purchases through Federal Housing Administration insured mortgages or Veterans Administration guaranteed mortgages, or through mortgages provided by savings and loan associations and other conventional sources. We can't assure you that the federal mortgage programs will be continued in their present form, if at all. Even if financing is available, increases in home mortgage interest rates may make permanent mortgage financing less affordable to our customers. In addition, changes in federal income tax laws which seek to limit the deductibility of mortgage interest or eliminate the tax-free rollover treatment when proceeds of the sale of a principal residence are reinvested in a new principal residence could make acquiring or selling a home less attractive to some of our customers. We could be materially and adversely affected if mortgage financing from traditional sources does not remain readily available, changes in tax laws make acquiring a home less desirable or interest rates or other financing costs become unattractive to home buyers.

     We're subject to government regulation, and we may be subject to building moratoriums. We and our competitors are subject to Federal, state and local laws, ordinances and regulations concerning, among other things, environmental matters, zoning, building design and density levels. We may be subject to delays or may be precluded from developing certain projects because of future building moratoriums or changes in statutes or rules. The State of Texas and various counties, including Denton County, may declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure (e.g., roads, schools, parks, water and sewage treatment facilities and other public facilities) doesn't meet minimum standards.

     We participate in a very competitive industry. The business of building single family homes has no substantial barriers to entry. In addition, the homebuilding industry is highly competitive and fragmented.

Homebuilders compete for desirable properties, financing, raw materials and skilled labor, as well as for home buyers. We compete with a significant number of national, regional and local homebuilding companies, virtually all of which have substantially greater financial, marketing, sales and other resources than we do, and with individuals selling their existing homes and with available rental housing. In addition, we may compete with sales of homes at deeply discounted prices by competitors (principally for financial reasons), lenders, the Federal Deposit Insurance Corporation and other similar institutions.

     The competitive conditions in the homebuilding industry could result in:

     o    difficulty in acquiring suitable land at acceptable prices;

     o    increased selling incentives;

     o    lower sales; or

     o    delays in construction.

Any of these problems could adversely affect our results of operations.

     Homeowners' insurance could become scarce and expensive. Several insurance carriers in other states have opted not to write homeowners' insurance, and a significant number of other insurance carriers have opted only to renew existing policies and not to write new insurance policies. These practices have resulted in a widespread shortage of available private insurance for homeowners in the affected states. Should these events occur in Texas, the inability of homeowners to obtain cost-effective or any homeowners' insurance would have an adverse effect on demand for new homes and, as a result, on our homebuilding business.

C.   Risks Related to the Offering

     We have no underwriter. We're making this offering through our management on a "best efforts" basis. We have no commitment from any potential subscribers, and we can't assure you that any shares of our common stock will be sold pursuant to this offering. In addition, since we have not engaged the services of an underwriter, no independent due diligence review of the company, its affairs and financial condition has been performed. Furthermore, lack of underwriter or broker-dealer participation in the offering is likely to increase the risk that no active public trading market for our securities will develop upon completion of this offering.

     We can't predict our financial results. We have not prepared, and are not utilizing in connection with the offering, any financial projections. In addition, no one is authorized to make predictions of the financial results which we may achieve following the completion of the offering.

     We'll need substantial additional funds to expand our business. Although no assurance can be given, we believe that the maximum net proceeds of this offering, the receipt of which we can't assure, together with anticipated revenues from the sale of our products, will be sufficient to fund our operations for at least 12 months. However, even if the maximum proceeds of this offering are received, we may require substantial additional funds to be able to expand our business. Therefore, we may seek additional financing following the completion of this offering. However, we have no current commitment to obtain additional funds and we're unable to identify any potential source of such additional funds. To the extent that we incur additional indebtedness, we will be subject to certain related risks, including the risks that we may be required to mortgage, pledge or relinquish material rights to assets that we otherwise would not give up and that our cash flow may be insufficient to pay principal and interest on such indebtedness. Our ability to make principal and interest payments on such indebtedness depends on our future operations, which may be affected by financial, economic and other factors beyond our control, and we can't assure you that we'll be able to make principal and interest payments when due. If adequate additional funds are not available, we may be required to delay, reduce or eliminate our real estate development and/or "finishing out" activities and limit our operations to those that we can finance from cash on hand and the remaining proceeds of this offering, if any. We can't assure you that any necessary additional financing can be obtained when needed and on terms which we can afford.

     The offering price is arbitrary. Even though our common stock is publicly traded, we arbitrarily determined the offering price of the common stock in the offering. It should not be considered an indication of the actual value of the securities or the company. Such price does not necessarily bear any relationship to the book value, assets or current or prospective earnings of the company, or to any other recognized criteria of value.

D.   Risks Related to the Company

     We're heavily dependent upon management. The success of our business is principally dependent upon the active participation of Lance White, our President, who has been in the homebuilding business since 1991 and is responsible for our ability to design homes acceptable to consumers; hire, train and retain qualified personnel and subcontractors; negotiate real property acquisitions; and supervise home construction. Although we have an employment agreement with Mr. White expiring in 2000, we don't maintain any "key man" insurance on his life, and if we should lose his services for any reason whatsoever, our business would suffer materially. We can't assure you that we would be able to employ qualified person(s) on acceptable terms to replace Mr. White.

     We may be unable to manage our growth. Our growth has placed severe demands on our management, employees, operations and resources. To manage such growth, we must improve our operating systems and attract and train additional qualified personnel, and we may be required to expand our facilities. If we're unable to effectively manage growth, our business, operating results and financial condition could be adversely affected.

     We're effectively controlled by management. Lance White and our Chairman, Franklin R. Kepler, have, and after completion of this offering they will continue to exercise, effective control over the company. Accordingly, they will be able generally to direct our affairs and the use of all funds available to us, elect a majority of our directors and cause us to declare or refrain from declaring dividends, increase our authorized capital, issue additional shares of capital stock or other corporate securities and determine the outcome of all matters submitted to the stockholders for approval. In addition, while we intend to use the net proceeds of the offering as described in the "USE OF PROCEEDS" section of this prospectus, Messrs. Kepler and White will have broad discretion to adjust the application and allocation of the net proceeds to address changed circumstances and opportunities, and our success will be substantially dependent on their discretion and judgment. Such concentration of control may also have the effect of delaying, deferring or preventing a change of control of the company.

     Our certificate of incorporation limits our directors' liability. Under our Certificate of Incorporation, our directors can't be held liable to us or our stockholders for monetary damages for any act or omission unless it involves, among other things:

     (i)  breach of the director's duty of loyalty to us or our stockholders;

    (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   (iii)  unlawful dividends or stock purchases or redemptions by us;

    (iv) a transaction from which the director derived an improper personal benefit' or

     (v) acts or omissions for which liability of a director is expressly provided by an applicable statute.

This provision does not affect the liability of any director under federal or applicable state securities laws.

E.   Factors that May Affect Our Common Stock.

     You will experience immediate substantial dilution. Investors who purchase our common stock will suffer an immediate substantial dilution because the net tangible book value per share of common stock immediately after the offering will be substantially less than the price per share of the offered securities. They also will bear a disproportionate risk of loss compared to our officers and directors, who have acquired approximately 2,500,000 shares for nominal consideration.

     We could issue substantial amounts of additional shares without stockholder approval, including preferred stock. Upon completion of this offering we would have 4,791,500 shares of common stock unissued and not reserved for specific issuances. All of these shares could be issued under many circumstances without any action or approval by our stockholders, thus substantially diluting the percentage ownership of the company held by purchasers of the shares we're now offering and potentially adversely affecting the market price of our common stock. We also are authorized to issue 1,000,000 shares of "blank check" preferred stock with such designations, rights of conversion into common stock and other rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the subscribers for the securities. The preferred stock thus could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us, which could have the effect of discouraging bids for us and thereby prevent stockholders from receiving the maximum value for their securities. Although we have no present intention to issue any shares of our preferred stock, we may do so in the future.

     We can't predict the future market price of our common stock. The future sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock, if any. In addition, any such sale or perception could make it more difficult for us to sell equity, or equity-related, securities in the future at a time and price that we deem appropriate. Ninety (90) days following this offering, 2,500,000 shares of our common stock which now are not publicly saleable will become eligible for public sale under Rule 144. Although we can't predict the effect, if any, that future sales of such shares will have on the market price of our common stock, we expect such sales could depress such price and limit our ability to raise capital through an offering of our equity securities. See "SHARES ELIGIBLE FOR FUTURE SALE."

     We don't plan to pay dividends. We currently intend to retain earnings for use in operations and the expansion of our business and therefore don't anticipate paying cash dividends in the foreseeable future.

     The price of our common stock could be volatile. The market price for the company's common stock after this offering may be highly volatile depending upon various factors, including:

     o quarterly variations in actual or anticipated results of our operations,

     o    announcements by us or our competitors,

     o    changes in interest rates,

     o    the national and Texas economy,

     o    general stock market conditions, and

     o    conditions in the real estate industry.

     Further, the trading volume of our stock currently is relatively small, and the market for our stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of our common stock may cause volatility in the market price of our common stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of our common stock.

     There are increased standards for maintaining the listing of our common stock on the OTC Bulletin Board. Securities which are not eligible for listing on a national securities exchange or NASDAQ can trade on either the Over-the-Counter Bulletin Board ("OTCBB"), an electronic, computer-displayed trading forum run by NASDAQ on which brokers and dealers can obtain current quotes, trading data and a list of market makers for approximately 6,500 securities, or in the "Pink Sheets", a less automated telephone-based system owned by the National Quotation Bureau (which is not affiliated with NASDAQ).

     In January 1999 the SEC approved the NASD's proposed Rules 6530 and 6540, which severely restrict OTCBB eligibility. Rule 6530 limits quotation on the OTCBB to the securities of domestic companies which file financial statements with the SEC or banking or insurance regulators. Rule 6540 prohibits NASD member firms from quoting prices for OTCBB stocks if the issuer has not filed current financial statements with the SEC or appropriate regulatory authority. Pursuant to the phase-in period which began in July 1999, for companies currently trading on the OTCBB, we will have to subject ourselves to the reporting requirements of the Exchange Act by August 1, 1999 in order to be able to continue to have our securities traded on the OTCBB. In addition, in order to remain eligible for quotation on the OTCBB, we must remain current in its filings with the SEC or applicable regulatory authority, or we risk being delisted. If our stock was to be delisted, it likely would have a material adverse effect on prevailing market prices for the common stock as investors would find it more difficult to buy and sell the common stock. Accordingly, subscribers might be unable to sell their common stock when they wish to do so, if at all.

     There are limitations upon broker-dealers effecting transactions in "Penny Stocks". Trading of our common stock is subject to material limitations as a consequence of recently adopted amendments to the Exchange Act, which limits the activities of broker-dealers effecting transactions in "penny stocks."

     Pursuant to Rule 3a51-1 under the Exchange Act, our common stock is a "penny stock" because (i) it is not listed on any national securities exchange or the NASDAQ Stock Market, (ii) it has a market price of less than $5.00 per share, and (iii) we have net tangible assets of less than $2,000,000.

     Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on "penny stocks", and make selling our common stock more difficult than selling securities which are not "penny stocks." Rule 15a-9 restricts the solicitation of sales of "penny stocks" by broker-dealers unless the broker first:

     (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives,

    (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in "penny stocks", and

   (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser's investment experience and financial sophistication.

     Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in "penny stocks" first to first provide their customers with a series of disclosures and documents, including:

     (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks",

    (ii) all compensation received by the broker-dealer in connection with the transaction,

   (iii)  current quotation prices and other relevant market data, and

    (iv) monthly account statements reflecting the fair market value of the securities.

     Consequently, the penny stock rule may reduce the level of trading activity in the secondary market for our securities, may adversely affect the ability of broker-dealers to sell our securities and may adversely affect the ability of purchasers in this offering to sell any of the securities acquired in this offering in the secondary market. In addition, we can't assure you that any broker-dealer which initiates quotations for our common stock will continue to do so, and the loss of any broker-dealer likely would have a material adverse effect on the market price of our common stock.

     Anti-Takeover Provisions; Possible Adverse Effects of Authorization of Preferred Stock. Our Certificate of Incorporation authorizes, without further stockholder action, the issuance of up to 1,000,000 shares of preferred stock on terms that may be fixed from time to time by the Board of Directors. The terms of any series of preferred stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the common stock. These provisions could make the possible takeover of the company or the removal of management of the company more difficult, discourage hostile bids for control of the company in which stockholders may receive premiums for their shares of common stock, or otherwise dilute the rights of holders of common stock and the market price of the common stock.

     Delaware Anti-Takeover Law. We are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (i) prior to such date, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting securities, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the board of directors and the stockholders. "Business combination" generally is defined to include mergers, asset sales and certain other transactions with an "interested stockholder." An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Although Section 203 permits us to elect not to be governed by its provisions, to date we have not make this election. As a result of the application of section 203, potential acquirors of the company may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of our business, statements about our future business plans and strategies and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

     o risks and uncertainities, including the risk factors listed in this prospectus,

     o    general economic and business conditions,

     o    business opportunities that may be presented to and pursued by us,

     o changes in laws or regulations and other pactors, many of which are beyond our control, and

     o    the ability to obtain project financing on favorable conditions.

     These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of the following:

     o    historical trends,

     o    current conditions,

     o    expected future developments, and

     o    other factors we believe are appropriate in the circumstances.

         Such statements are subject to a number of assumptions including:

     o risks and uncertainties, including the risk factors listed in this prospectus,
     o    general economic and business conditions,

     o business opportunities that may be presented to and pursued by us, o changes in laws or regulations and other factors, many of which are beyond our control, and

     o    the ability to obtain project financing on favorable conditions.

                                 USE OF PROCEEDS

     We estimate the net proceeds to us from the sale of our 500,000 shares of common stock in this offering, after deducting the estimated offering expenses payable by us, to be approximately $430,000. We plan to use the net proceeds as follows:

                                   Approximate
                                                              Amount of                   Percentage of
Anticipated Application                                      Net Proceeds                  Net Proceeds
-----------------------                                      ------------                  ------------
(a)  Payment of indebtedness to Lance White
     incurred in connection with our purchase of
     his homebuilding company
         (see "Business-Background")                        $100,000                             23%

(b)  Prepayment of the most burdensome
     debt we have incurred to acquire our
     real property inventory                                 200,000                             47%

(c)  Promotion of our "finishing out"
     business                                                100,000                             23%
     Working capital                                          30,000                              7%
                                                            $430,000
                                                            --------

     We caution you that the cost, timing and amount of funds required for all specific uses by the company can't be precisely determined by us at this time and is at management's discretion. We will not receive any of the proceeds of shares sold by the selling shareholders.

                                    DILUTION

     Purchasers of the common stock being sold by the company in this offering will suffer an immediate substantial dilution because the net tangible book value per share of common stock immediately after the offering will be substantially less than the $1.00 price per share of common stock in this offering. They also will bear a disproportionate risk of loss compared to our officers and directors, who have acquired approximately 2,500,000 shares for nominal consideration.

                                 DIVIDEND POLICY

     We currently intend to retain earnings for use in the operation and expansion of our business and therefore don't anticipate paying any cash dividends in the foreseeable future. Cash dividends, if any, that may be paid in the future to holders of common stock will be payable when, as, and if declared by our board of directors, based upon its assessment of our financial condition, our earnings, need for funds, capital requirements and other factors. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The following is a discussion of certain factors affecting our results for the two fiscal years ended December 31, 1998 and 1997, and the quarter ended March 31, 1999, and our liquidity and capital resources. This discussion and analysis should be read along with our financial statements and their notes, which begin on page F-2 of this prospectus.

     As a reminder, our fiscal year ends on December 31. The years mentioned throughout this prospectus are fiscal years.

Results of Operations

     Comparison of the Three Months Ended March 31, 1999 and 1998

     For the three months ended March 31, 1999 and 1998, our net revenues increased approximately 174% from $334,176 to $916,270. We had a net profit of $11,316 (unaudited) and a net loss of $20,480 (unaudited), respectively, or $.003 and $.009 per share. We expect to see a significant increase in revenues for the second quarter of 1999 as a result of the recent sale of one of our homes under construction for approximately $630,000 as well as eight recent commitments for commercial finish-out and residential renovations in the Dallas/Ft. Worth area totaling approximately $863,400.

     Comparison of the Years Ended December 31, 1998 and 1997

     For the years ended December 31, 1998 and 1997 our net revenues increased approximately 77% from $1,640,222 to $2,907.298. We had a net profit of $25,245 and $3,512, respectively, or $.009 and $.002 per share.

Liquidity and Capital Resources

     Comparison of the Three Ended Months March 31, 1999 and 1998

     For the three months ended March 31, 1999 and 1998, we had assets of $2,916,422 and $1,904,515, total liabilities of $2,245,940 and $1,558,637, and total shareholders' equity of $670,482 and $345,878. As of March 31, 1999, we had $642,387 in working capital, compared to $313,410 as of March 31, 1998. This increase is primarily attributable to an increase in cash and inventory in process. We may seek to raise additional capital to finance our operations. We can't assure you that any offering will be successful.

     Comparison of the Years Ended December 31, 1998 and 1997

     For the year ended December 31, 1998 and 1997, we had assets of $1,604,103, and $1,677,099, respectively, total liabilities of $1,123,240 and $1,309,741, and total shareholders equity of $480,863 and $366,358. Our working capital as of December 31, 1998 was $452,633 compared to $355,051 as of December 31, 1997. This increase is primarily attributable to a decrease in our current liabilities, specifically loans payable, and an increase in our cash.

     We believe that our current capital resources, including the proceeds of this offering, will be sufficient to meet our capital requirements and obligations for at least the next 12 months.

Inflation

     Inflation can have a significant impact on our liquidity. In prior years rising costs of land, materials, labor, interest and administrative costs have generally been recoverable through increased selling prices. However, we can't assure you that we will be able to continue to increase prices to cover the effects of future inflation, especially if inflation is higher than it has been in the past few years.

Year 2000

     We have assessed and formulated a plan to resolve Year 2000 issues by hiring an outside computer technician to evaluate our computer systems. Our technician found our software systems to be 90% compliant and our computer hardware equipment to be 100% compliant. We expect all of our software systems to be Year 2000 compliant by the end of July 1999. We do not anticipate the costs of implementation of our plan to have a material impact on future earnings, and the cost of implementation is expected to be funded through operations.

     We have not communicated with our subcontractors and suppliers to assess the state of their readiness for the Year 2000, as we believe that if any of these third parties lack readiness for the Year 2000, such unreadiness would not have a substantial impact on our operations.

     We believe we are on track to solve our Year 2000 issues and believe we will not have a material loss of revenues due to Year 2000 issues, but we can give you no assurance in this regard.

     We caution you that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                    BUSINESS

Background

     We were formed as a corporation under the laws of the State of Delaware on March 4, 1997, principally to engage in residential real estate development within the Dallas/Fort Worth, Texas area by developing middle market properties in the Trophy Club residential community located near the Alliance Center.

     On July 15, 1997 we effectively commenced commercial operations by acquiring Castle Custom Homes, Inc., a local builder of custom, luxury single family homes since 1991. We purchased that business from the President of the company and his wife for a price of $450,000, payable $100,000 in cash at closing and the balance by delivery of our five year promissory note requiring 60 monthly installments of $5,833.33. See "Certain Relationships and Related Transactions."

     Our real estate development activities consist of purchasing and maintaining an inventory of a few single family home lots in two sections of the Trophy Club development and selling the lots and any homes we build on the lots. Our decision of whether to purchase any particular single family home lot or to invest in any particular commercial or residential real estate project depends upon various factors, including the amount of our funds then available and the availability of other projects for investment at the same time. We are not required to diversify our investments.

     In March 1999, we expanded our business to engage in residential renovation and commercial "finish-out" work when we retained the services of Brian Small, the former President of Sawhorse Inc.

The Company

Trophy Club Development

     Our real estate operations are focused in the residential communities called "The Villas of La Maison" and "The Villas of Les Saison", located in Trophy Club, Texas (collectively, the "Development"). We've been constructing homes in the Development since 1995. The sale price for the homes we build ranges from $350,000 to $950,000. We typically obtain our construction contracts based on the recommendations of the architects who design the dwellings for the customer.

     The Development is in the Dallas/Ft. Worth metroplex in Denton County, Texas, approximately 17 miles west of the Dallas/Ft. Worth International Airport and five miles from the Texas Motor Speedway and the Alliance Center. The Texas Motor Speedway has a new 160,000 seat stadium which is expected to be the site of several stock car races each year. The Alliance Center is Ross Perot, Jr.'s 7,500 acre industrial park. It contains Alliance Airport, which is the largest cargo airport in North America, as well as the southwest regional air cargo center of Federal Express and the shipping center of Santa Fe Railway. Alliance Center also provides access to extensive rail and highway networks, and it contains office, distribution, manufacturing and retail operations of several large corporations. We anticipate, although we can't assure you, that the employees of the occupants of Alliance Center will constitute the principal housing market for the Development.

     The Development has landscaped entries with electronic entry gates and perimeter fences. A private homeowners' association was organized to maintain all streets, front yards and common areas. The town of Trophy Club has a private country club, 36-hole golf course, 13-acre park, community pool and playground, public and private tennis courts and nearby water sports. In November 1995, D Magazine rated the best places to live in the Dallas/Fort Worth metroplex, and Trophy Club was rated second overall in the top rated communities and in quality of life.

     The Development consists of 44 homesites, or lots, of between 5,000 and 9,000 square feet. Homes generally are between 2,000 and 2,800 square feet. Undeveloped homesites in the Development currently sell for between $45,000 and $55,000. To date we have constructed and sold five homes in the Development, we have constructed one home that has not yet been sold, and we have sold one undeveloped lot. As of June 21, 1999, we owned six of the 31 remaining undeveloped lots in the Development. We have no contracts to build homes on those lots and we're holding them for future development. We also own one lot containing a model home. We have no contractual right to purchase any additional lots, and the actual price of any lots purchased by us in the future will be subject to negotiation.

Renovation Activities

     In March 1999, we retained the services of Brian Small, who was the President of Sawhorse Inc., a Dallas/Ft. Worth design firm engaged in residential renovation and commercial tenant "finish-out" work. "Finish-out" work is needed when a commercial tenant leases a space that has been stripped to the building's infrastructure. The "finish-out" workers construct and complete the interior space. We plan to expand into the commercial market as well as the renovation side of the residential real estate market. To date we have received eight commitments for commercial finish and residential renovation jobs which total approximately $863,400.

Land Development Activities

     In the event we elect to enter into additional land development projects, and we can't assure you that we will, each development likely would be owned by an entity which would provide for limited liability of its owners, such as a limited partnership or limited liability company, in order to prevent creditors of the entity from pursuing other assets of ours in order to satisfy their claims. For example, if a particular development entity was unable to pay all its bank financing, the bank would only be able to look to the entity's assets and any guarantees for repayment, and not to other entities or other assets in which we had an interest.

     Land developers may conduct land development activities on our behalf in areas outside of Denton County. Such other land development activities may be on a fee basis or pursuant to a joint venture arrangement in which profits are split. One or more other parties, including parties providing development or construction services or third party financing, may have priority over us as to distributions from the development project, and one or more other parties may contribute services or property to the joint venture rather than cash. The respective profit participation of each of the parties will be negotiated on a project-by-project basis.

     Lots developed for residential uses would be marketed to home builders on a cash or terms basis. Generally, each builder would be required to make an initial deposit for each lot it wants and to agree to a takedown schedule. In addition, we might construct homes on some lots.

Additional Project Financing

     Our interest in a project will be either an equity position or an unsecured debt. Any development and construction projects in which we invest may also be funded in part by financing provided by one or more third parties. Such senior lenders may include banks, savings and loans, land owners and other lenders or investors. If such loans are made directly to us, they would be obligations of ours, and the lenders would be granted first priority interests in the assets financed by their funds. In the case of development or construction through a joint venture, such third party loans would be debts of the joint venture and not direct obligations of ours, and such third party lenders would be granted first priority interests only in the joint venture.

     Federal guidelines generally restrict banks to lending between 50% and 70% of the total cost of developing a project or 60% to 80% of the cost to build a home. If banks are used for development or construction financing, we would need to obtain funds in excess of the banks' lending limits.

     As lots are developed and sold to builders, the lending institution dollars would be repaid from the sales proceeds before repayment of any of our other indebtedness. The same procedure would be applied to the repayment of interim home construction loans. Lenders generally release individual lots as they are sold, subject to payment to the development lender of a release fee. The release fee varies from lender to lender but generally approximates 80% of the sales price.

     We can't assure you that any such additional financing will be available when needed, and what the terms of any such financing will be, including interest and repayment.

Competition

     The business of building single family homes has no substantial barriers to entry. In addition, the homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor, as well as for home buyers. We compete with a significant number of national, regional and local homebuilding companies, virtually all of which have substantially greater financial, marketing, sales and other resources than we do, and with individuals selling their existing homes and with available rental housing. In addition, we may compete with sales of homes at deeply discounted prices by competitors (principally for financial reasons), lenders, the Federal Deposit Insurance Corporation and other similar institutions.

Employees

     We have four full-time employees.

Legal Proceedings

     We're not a party to any pending legal proceedings.

Properties and Equipment

     We occupy approximately 1,000 square feet of office space at 104 Houston Street, Suite D, Roanoke, Texas, which we lease from an unaffiliated landlord at an annual rental of $12,000. The lease expires December 2001.

                                   MANAGEMENT

Directors and Executive Officers

     Set forth below is certain information concerning our directors and executive officers:

Name                    Age      Position
----                    ---      --------

Franklin R. Kepler      37       Chairman of the Board and Treasurer

Lance White             35       Chief Executive Officer, President and Director

Brian Small             31       Vice-President Operations

     Franklin R. Kepler: Mr. Kepler, age 37, has been our Chairman and Treasurer since April 15, 1997. He currently is a financial consultant. He has worked as a broker in the securities business for approximately the last nine years. From July 1997 to March 1998, he worked at Cantella & Co.; from January to June 1997, he worked for Eisner Securities; from June 1995 to December 1996, he worked for Sunpoint Securities; from April to June 1995 he worked at Fortis Investors; from July 1994 to April 1995 he was a Vice President at Paine Webber and from March 1990 to July 1994 he was a Vice President at Dean Witter. He also is President and a director of Premier Enterprises Holdings, Inc., which operates a restaurant in Maui, Hawaii.

     Lance White: Mr. White, age 35, has been our President and Chief Executive Officer since May 1, 1997. He has built custom luxury homes for over 10 years. Mr. White founded and has been President of Castle Custom Homes, Inc., a Texas home builder, since 1991. He graduated from the University of North Texas in Denton, Texas with a degree in real estate.

     Brian Small: Mr. Small, age 31, joined us in March 1999 as Vice President of Operations. Since June 1999, he has owned Sawhorse Inc., a residential and commercial design and building contracting firm in Southlake, Texas. From August 1990 to June 1995, he was the Construction and Project manager for Charles Davis Custom Designs, Inc. in Dallas, Texas. Mr. Small graduated from Baylor University in Waco, Texas with a Bachelor of Business Administration.

Executive Compensation

     The following table summarizes the compensation for the fiscal year ended December 31, 1998 and the prior two years earned by or paid to the Chief Executive Officer. No executive officer earned over $100,000 per year during those years.

                               Annual Compensation

           Name                       Year                      Salary
           ----                       ----                      ------

           Lance White                1998                      $60,000
                                      1997                      $50,000

     Employment Agreements. Effective May 1, 1997, we entered into a three year employment agreement with Mr. Kepler as our Chairman of the Board at an annual salary of $75,000 and such bonuses as may be determined by our board of directors. To date, because of our limited working capital, we have not paid Mr. Kepler anything under this agreement. Effective July 15, 1997 we entered into a three year employment agreement with Mr. White as our President and Chief Executive Officer at an annual salary of $60,000, a bonus of 5% of the gross profit on each residential or commercial structure built by us for a customer, and such other bonuses as may be determined by our board of directors.

Limited Liability of Directors

     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, (the "DGCL"), Article Ninth of our Certificate of Incorporation provides that our directors can't be held liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that these expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Ninth of our Certificate of Incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 15, 1997 we acquired Castle Custom Homes, Inc. from Lance White and his wife for a purchase price of $450,000, of which $100,000 was payable at closing with the balance payable in monthly installments of $5,833.33 over five years. Due to our limited working capital, we have only paid $20,000 of the purchase price and the sellers have waived our failure to make the other payments when due. However, we intend to pay an additional $100,000 of the purchase price out of the proceeds from this offering. See "USE OF PROCEEDS." At the time of such purchase Mr. White already was President and a principal stockholder of the Company. However, the terms of the acquisition, and our related employment agreement with Mr. White, were negotiated at arm's length on our behalf by our Chairman of the Board, Franklin R. Kepler.

     In May, 1997, a conflict of interest arose in determining the terms of our employment agreement with Mr. Kepler, who established such terms in his sole discretion in good faith. Although we believe Mr. Kepler's salary is reasonable, we can't assure you that Mr. Kepler resolved this conflict of interest in our favor. See "Management-Employment Agreements."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     Our common stock is currently listed on the Over-the-Counter Bulletin Board under the symbol "ALLTE".

     The following table sets forth the range of high and low bid closing quotations for our common stock for each quarter within the last two fiscal years since quotation commenced, and for the first quarter of 1999, as provided by the National Quotation Bureau, Inc. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                   BID PRICES

                                         LOW                        HIGH
                                         ---                        ----
     1999
     ----

     First quarter                       $ .50                     $2.00

     1998
     ----

     November 11 (first
     available) through
     December 31                        $1.0625                    $2.25

Holders of Record

     As of June 16, 1999, there were 18 holders of record of our common stock.

Dividends

     Since our inception, we have not declared any dividends on our common stock and we do not anticipate paying any in the foreseeable future.

                             PRINCIPAL SHAREHOLDERS

     The following table contains information regarding ownership of our common stock (which are our only voting securities) as of June 30, 1999 and as adjusted to reflect the sale of shares of common stock proposed to be sold in this offering by us and the selling shareholders, for

     (1)  each person who beneficially owns more than 5% of our common stock,

     (2)  each of our directors and executive officers, and

     (3) all of our directors and executive officers as a group.

We believe that the individuals listed below have the sole power to vote and dispose of the number of shares listed opposite their respective names.

                                                                              Percentage of Class
                                                                           Before             After
Name                       Office                 Shares Owned            Offering           Offering
----                       ------                 ------------            --------           --------
Franklin R. Kepler         Chairman of            1,000,000                  32%                 24%
                           the Board and
                           Treasurer

Lance White                Chief Executive        1,500,000                  47%                 37%
                           Officer, President
                           and Director


All Officers and                                  2,500,000                  79%                 59%
Directors as a Group
(2 individuals)

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information, as of the date of its Prospectus, with respect to the Selling Security Holders and their shares of common stock covered by this Prospectus. The number of shares of common stock indicated as owned represent those shares issued or issuable to the Selling Security Holders pursuant to consulting agreements with us, the terms of which are described below. None of the Selling Security Holders has been a director, officer or employee of, or has had any material relationship with, the company. The Selling Security Holders may own additional shares of common stock that are not covered by this Prospectus, and accordingly the company is not aware of the extent to which a Selling Security Holder, upon the completion of the sale of the shares of common stock covered by this Prospectus, may continue to own other shares of common stock.

Other Selling
Shareholders:
                                                 Shares to
                            Shares Owned         be sold
J. Pollack & Co., Inc.      100,000              100,000           0            3%         0

Federal Ventures, Inc.      50,000                50,000           0            1          0


Shareholder

Relations, Inc.             400,000              400,000           0            13         0


     The selling shareholders each acquired their shares in consideration for consulting services to be rendered to us. On April 13, 1999, we entered into a three-month consulting agreement with Federal Ventures, Inc., and ("FVI"). We agreed to compensate to FVI solely by issuing to it 50,000 shares of our registered common stock. On June 8, 1999, we entered into a one-year consulting agreement with Shareholder Relations, Inc. ("SRI"), and we agreed to compensate SRI solely by issuing to it a total of 400,000 shares of our registered common stock. Of the 400,000 shares, 200,000 shares are to be issued upon the completion of two $250,000 financings, at the rate of 100,000 shares per financing. We can't give you any assurances concerning when or if either of these financings will be commenced, and, even if commenced, we can't assure you that either of these financings will be completed. On February 17, 1999, we entered into a 12-month consulting agreement, as amended, with J. Pollack & Company, Inc. We agreed to compensate J. Pollack & Company, Inc. solely by issuing to it 245,000 shares of our common stock, of which 145,000 shares were issued pursuant to Rule 504 and the remaining 100,000 shares are being registered in this offering.

                            DESCRIPTION OF SECURITIES
Authorized Stock

     Our authorized capital stock consists of 10,000,000 shares, of which 9,000,000 shares are common stock, par value $.0001, and 1,000,000 shares are preferred stock, par value $.0001.

Common Stock

     We are authorized to issue 9,000,000 shares of common stock, par value $.0001, of which 3,158,500 are currently outstanding. All outstanding shares of common stock are, and the shares offered by us in this offering will be, duly authorized, validly issued, fully paid and nonassessable. Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of funds legally available for that purpose and to share ratably in our net assets upon liquidation. Holders of common stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the common stock.

     Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so. Our officers and directors will continue to control a majority of the votes following completion of this offering and, accordingly, they will be able to elect all of the members of our board of directors.

Preferred Stock

     We currently have no shares of preferred stock outstanding and we are not offering any in this offering. However, our board of directors is authorized to issue up to 1,000,000 shares of preferred stock in series and to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions. Dividends on outstanding shares of preferred stock if and when issued shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on common shares with respect to the same dividend period.

Transfer Agent

     The transfer agent and registrar for our stock is Interwest Transfer Company, Salt Lake City, Utah.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 4,208,500 shares of common stock outstanding. Of that amount, all but 2,500,000 shares will be freely tradeable without restriction or registration under the Securities Act, except that any shares acquired by an "affiliate" of the company (as defined in the rules and regulations promulgated under the Act) will be subject to the resale limitations of Rule 144 under the Securities Act. Those 2,500,000 shares were issued to our principal shareholders in May 1997 and are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares will be eligible under Rule 144 for public sale 90 days after the effectiveness of the registration statement of which this Prospectus is a part. In general, under Rule 144, as currently in effect, a person (or persons whose sales are aggregated) who has beneficially owned restricted shares for at least a year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

     We can't predict the effect, if any, that sales of restricted securities could have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock under Rule 144 could adversely affect such prices and, correspondingly, our ability to raise additional capital by occurring at a time when it would be beneficial for us to sell securities.

                              PLAN OF DISTRIBUTION

Manner of Distribution by the Selling Security Holders

     We have been advised by the Selling Security Holders that they may sell their 550,000 shares of common stock from time to time directly to purchasers in privately negotiated transactions or, from time to time, they may offer the shares for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders. The Selling Stock Holders, and any dealers or brokers that participate in the distribution of the shares of common stock, may be deemed to be "underwriters" as that term is defined by the Securities Act, and any profit on the sale of shares of common stock by them, and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. None of the selling shareholder's shares will be sold until all of the shares offered by us are sold.

     We are paying the costs, expenses and fees of registering the shares offered by the selling shareholders, not including any brokerage commissions or similar selling expenses related to the sale of the shares of the common stock. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. We can't assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders.

Manner of Distribution by the Company

     The 500,000 shares of common stock that we are offering will be managed by us, without an underwriter, through our officers and directors, who will receive no sales commissions or other compensation except for reimbursement of expenses actually incurred for such activities. In connection with their efforts, they will rely on the "safe harbor" provisions of Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "1934 Act"). Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act for associated persons of an issuer. Our officers and directors will use their best efforts to find purchasers for the shares. Our offering will end on December 31, 1999.

     Because we are offering the shares without the participation of an underwriter, the offering price of the shares being sold by the company has not been determined by negotiation with an underwriter, as is customary in most offerings. Investors are therefore subject to an increased risk that the price of the shares has been arrived at arbitrarily.

     Investors should be aware that while this offering is being conducted through our officers and directors, we retain the right to utilize the services of broker/dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"). We reserve the right to pay commissions for sales made by participating broker/dealers in an amount not to exceed 10% of the sales price. Before the involvement of any broker/dealer in the offering, we must obtain a "no objection" position from the NASD for any compensation arrangements. Any broker/dealer that sells securities in this offering may be deemed an underwriter as defined in Section 2(11) of the Securities Act of 1933. We will amend the prospectus and the registration statement of which it is a part to identify any selected broker/dealer at such time as such broker/dealer sells 5% or more of the offering.

                                  LEGAL MATTERS

     We are being advised on the legality of the issuance of the common stock offered by this prospectus by Hofheimer Gartlir & Gross, New York, New York, which has represented us in the past and we anticipate that they will represent us in the future. Hofheimer, Gartlir & Gross, LLP owns 100,000 shares of our common stock.

                                     EXPERTS

     Our financial statements for the quarters ended March 31, 1999 and March 31, 1998, and for each of the years ended December 31, 1998 and December 31, 1997, appearing in this prospectus and elsewhere in the registration statement have been included in reliance on the report of Buzzelli & Co., our independent auditors, appearing on page F-2, and on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed our Form SB-2 registration statement, together with exhibits, with the Securities and Exchange Commission (the "SEC"). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. You'll find additional information about us and our common stock in the registration statement and exhibits. For example, in this prospectus we've summarized or referred to contracts, agreements and other documents that have been filed as exhibits to the registration statement. The registration statement and exhibits may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material may be obtained from the SEC's Public Reference Room upon payment of the applicable fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement, including its exhibits and schedules is also available on the SEC's website at www.sec.gov. Additional information about us may also be obtained on our website at www.whitecastlehomes.com.

     To date, we have not filed reports with the SEC, but we will be required to do so upon completion of this offering. We intend to furnish annual reports to our shareholders containing financial statements which have been audited and reported upon by independent certified public accountants and other periodic reports as we deem appropriate or that may be required by law. We will also provide without charge upon written or oral request of each person who receives this prospectus, a copy of any of the information that is incorporated by reference. We will not provide the exhibits to the information that is incorporated by reference unless the exhibits themselves are specifically incorporated by reference. Direct all requests to us at Alliance Trophy Club, Inc., 104 Houston Street, Suite D, Roanoke, Texas 76262, (817) 430-1010.

                           ALLIANCE TROPHY CLUB, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                                Page

 Report of Buzzelli & Company, Independent Auditors.............................F-2


 Balance  Sheet as of December  31, 1997,  and  Statement of Income and Retained
          Earnings   and   Statement   of  Cash   Flows   for  the   Year   then
          ended.................................................................F-__

 Notes to Financial Statements..................................................F-__

 Report of Buzzelli & Company, Independent Auditors............................ F-__

 Balance  Sheet as of December  31, 1998 and  Statement  of Income and  Retained
          Earnings   and   Statement   of  Cash   Flows   for  the   Year   then
          ended.................................................................F-__

 Notes to Financial Statements..................................................F-__

 Report of Buzzelli & Company, Independent Auditors............................ F-__

 Balance  Sheet as of March 31,  1999,  and  Statement  of Income  and  Retained
          Earnings  and  Statement  of Cash  Flows  for the  Three  Months  then
          ended.................................................................F-__

 Notes to Financial Statements..................................................F-__

                           INDEPENDENT AUDITORS REPORT


To the Board of Directors and Stockholders
Alliance Trophy Club, Inc.
104 Houston Suite D
Roanoke, Texas 76262


We have audited the accompanying consolidated balance sheet of Alliance Trophy Club, Inc. (a Texas corporation) including Castle Custom Homes, Inc., a wholly owned subsidiary, as of December 31, 1997, and the related statements of income, retained earnings and cash flows for the twelve months then ended. These financial statements are the responsibility of the Alliance Trophy Club, Inc.s and Castle Custom Homes, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliance Trophy Club, Inc. and Castle Custom Homes, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the twelve months then ended in conformity with generally accepted accounting principles.


Buzzelli & Company
Denton, Texas
June 16, 1999

                           ALLIANCE TROPHY CLUB, INC.

                                  CONSOLIDATED
                                  BALANCE SHEET
                                DECEMBER 31, 1997

ASSETS

Current Assets:

Cash                                               $     5,942
Inventory-In Process                                 1,259,386
                                                   -----------

     Total Current Assets                            1,265,328

Fixed Assets:
     Furniture and Equipment              2,473
     Automobile                          23,495
     Less Accumulated Depreciation      (13,387)        12,580
                                        --------
Other Assets:
     Escrow Deposits                                    11,500
     Investment                                        387,691
                                                   -----------
           Total Other Assets                          399,191
                                                   -----------
                                                   $ 1,677,099
                                                   ===========

LIABILITIES AND SHAREHOLDERS EQUITY

Current Liabilities:
     Accounts Payable                              $     1,251
     Loans Payable                                     905,173
     Accrued payroll taxes                               3,853
                                                   -----------
           Total Current Liabilities                   910,277

Long Term Liabilities:
     Notes Payable                                      11,773
     Notes Payable                                     387,691
                                                   -----------
           Total Long Term Liabilities                 399,464

Shareholders equity:
     Common Stock - .0001 par value
          Authorized 9,000,000 shares
          Issued and Outstanding 2,889,000                 289
     Additional Paid In                                289,211
     Retained Earnings                                  76,858
                                                   -----------
                                                   $ 1,677,099
                                                   ===========

              The accompanying notes are an integral part of these
                              financial statements.

                           ALLIANCE TROPHY CLUB, INC.


                                  CONSOLIDATED
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

Revenue, net                                                          $1,640,222

Cost of Sales                                                          1,511,322
                                                                      ----------

Gross Profit                                                             128,900

Expenses:
Sales, General & Administrative Expenses                                 123,604
Total Expenses                                                           123,604
                                                                      ----------

Operating Income                                                           5,296

Interest Expense                                                           1,784
                                                                      ----------

Net Operating Income                                                       3,512
                                                                      ==========

Earnings Available for Common Stock                                        3,512

Average Shares of Common Stock                                         2,136,375

Earnings Per Share of Common Stock                                          .002
                                                                      ----------

Beginning Retained Earnings                                               73,346
                                                                      ----------

Ending Retained Earnings                                              $   76,858
                                                                      ==========

                           ALLIANCE TROPHY CLUB, INC.



                                  CONSOLIDATED
                             STATEMENT OF CASH FLOWS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997


Cash flow (used) provided by operating activities:


Net income                                                            $   3,512
Noncash items included in net income
Depreciation                                                              2,950
Reconciliation of net income to change in cash


Increase in inventory-in process                                       (705,062)
Decrease in current portion Long Term Debt                               (3,803)
Decrease in accrued payroll taxes                                             9
Increase in loans payable                                               533,673
Increase in accounts payable                                                617

                                                                      ---------

Net cash provided by operating activities                               168,104


Cash flow (used) provided by investing activities

Escrow Deposits                                                           8,500
                                                                      ---------

Net cash used by investing activities                                     8,500

Cash flow (used) provided by financing activities
Notes payable                                                          (214,984)


Net cash provided by financing activities                              (214,984)

Net decrease in cash                                                     38,380

Balance at December 31, 1996                                             44,322
                                                                      ---------

Balance at December 31, 1997                                          $   5,942
                                                                      =========


                 The accompanying notes are an integral part of
                           these financial statements.

                           ALLIANCE TROPHY CLUB, INC.


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Organization

Alliance Trophy Club, Inc. (the Company) was incorporated in the state of Delaware on March 4, 1997. The company provides residential real estate development within Denton County, Texas. On July 15, 1997 the Company became a builder of custom, luxury single family homes by acquiring Castle Custom Homes, Inc., a wholly owned subsidiary, which has been in operation since 1991. The company operates under the assumed name of White Castle Custom Homes.

Revenue recognition

The Company keeps its books on the accrual basis. The Company recognizes revenue when it is earned and expenses when they are incurred. The Company generally receives draws on the construction loans as it builds each house, recognizing revenue on a percentage completion method.

Fixed Assets

Fixed Assets are reported at cost and are being depreciated utilizing the straight-line method over the estimated useful life of the assets, such lives ranging from three to ten years.

Inventory

The inventory consists of completed homes ready for sale such as models. As well as, homes in various stages of completion.

Cash equivalents
The Company considers cash on hand and in bank as cash equivalents.

NOTE 2  COMBINED FINANCIALS

These financial statements include the accounts of Castle Custom Homes, Inc. a wholly owned subsidiary.

                           ALLIANCE TROPHY CLUB, INC.


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 3  INVESTMENTS

On July 15th, 1997 Alliance Trophy Club, Inc. purchased the stock of Castle Custom Homes, Inc. from Lance White in the amount of $387,690.75. As of the balance sheet date December 31, 1997 there is a balance due in the amount of $387,690.75, which is reflected on the balance sheet as a note payable.


NOTE 4  ISSUANCE OF COMMON STOCK

During second quarter 1997 2,600,000 shares of common stock were issued to the founding members. As well as, 167,500 shares, for cash, to 13 outside investors.

During third quarter 1997 an additional 121,500 shares were issued, for cash, to 6 outside investors.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Alliance Trophy Club, Inc. &
Castle Custom Homes, Inc.
104 Houston Suite D
Roanoke, Texas 76262

We have audited the accompanying balance sheet of Alliance Trophy Club, Inc. (a Texas corporation) and Castle Custom Homes, Inc., a wholly owned subsidiary, as of December 31, 1998, and the related statements of income, retained earnings and cash flows for the twelve months then ended. These financial statements are the responsibility of the Alliance Trophy Club, Inc.'s and Castle Custom Homes, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliance Trophy Club, Inc. and Castle Custom Homes, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the twelve months then ended in conformity with generally accepted accounting principles.


Buzzelli & Company
Denton, Texas
March 1, 1999

                           ALLIANCE TROPHY CLUB, INC.


                                  CONSOLIDATED
                                  BALANCE SHEET
                                DECEMBER 31, 1998

ASSETS

Current Assets:

Cash                                               $    35,863
Inventory-Complete                                     141,737
Inventory-In Process                                 1,023,332
                                                     ---------

     Total Current Assets                            1,200,932

Fixed Assets:
     Furniture and Equipment            5,883
     Automobile                        23,495
     Less Accumulated Depreciation    (18,248)          11,130
                                      -------

Other Assets:
     Investments                                       387,691
     Escrow Deposits                                     4,350
                                                       -------

                                                   $ 1,604,103
                                                     =========
LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
     Accounts Payable                              $    41,748
     Current portion long term debt                        305
     Loans Payable                                     705,797
     Accrued payroll taxes                                 449
                                                       -------

     Total Current Liabilities                         748,299

Long Term Liabilities:
     Notes Payable-GMAC                                  7,250
     Notes Payable-Lance White                         367,691
                                                       -------
     Total Long Term Liabilities                       374,941

Shareholder's equity:
     Common Stock - .0001 par value
          Authorized 9,000,000 shares
     Issued and Outstanding 2,978,500                      298
     Additional Paid In                                378,462
     Retained Earnings                                 102,103
                                                       -------

                                                   $ 1,604,103
                                                     =========

                 The accompanying notes are an integral part of
                           these financial statements.

                           ALLIANCE TROPHY CLUB, INC.


                                  CONSOLIDATED
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

Revenue, net                                                          $2,907,287

Cost of Sales                                                          2,657,598
                                                                       ---------

Gross Profit                                                             249,689

Expenses:
     Selling, General & Administrative Expenses                          225,964

          Total Expenses                                                 225,964
                                                                      ----------

Operating Income                                                          23,725

Interest Income                                                            1,520
                                                                      ----------

Net Operating Income                                                      25,245
                                                                      ==========

Earnings Available for Common Stock                                       25,245

Average Shares of Common Stock                                         2,911,375

Earnings Per Share of Common Stock                                          .009
                                                                      ----------


Beginning Retained Earnings                                               76,858
                                                                      ----------

Ending Retained Earnings                                              $  102,103
                                                                      ==========


                 The accompanying notes are an integral part of
                           these financial statements.

                           ALLIANCE TROPHY CLUB, INC.


                                  CONSOLIDATED
                             STATEMENT OF CASH FLOWS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998


Cash flow (used) provided by operating activities:

     Net income                                                       $  25,245
     Noncash items included in net income
          Depreciation                                                    4,861
     Reconciliation of net income to change in cash

          Increase in inventory-complete                                (71,154)
          Decrease in inventory-in process                              195,042
          Decrease in current portion Longerm Debt                          (25)
          Increase in accrued payroll taxes                              (3,403)
          Decrease in loans payable                                    (199,376)
          Decrease in accrued interest                                     (109)
          Increase in accounts payable                                   16,263
                                                                      ---------

     Net cash provided by operating activities                          (32,657)


     Cash flow (used) provided by investing activities
          Acquire fixed assets                                           (3,411)
          Escrow Deposits                                                 3,150
                                                                      ---------

     Net cash used by investing activities                                 (261)

     Cash flow (used) provided by financing activities
          Notes payable-GMAC                                             (4,194)
          Capital Stock                                                  64,500

     Net cash provided by financing activities                           60,307

     Net increase in cash                                                27,389

     Balance at December 31, 1997                                         8,474
                                                                      ---------

     Balance at December 31, 1998                                     $  35,863
                                                                      =========


              The accompanying notes are an integral part of these
                              financial statements.

                           ALLIANCE TROPHY CLUB, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



Organization

Alliance Trophy Club, Inc. (the Company) was incorporated in the state of Delaware on March 4, 1997. The company provides residential real estate development within Denton County, Texas. On July 15, 1997 the Company became a builder of custom, luxury single family homes by acquiring Castle Custom Homes, Inc., which has been in operation since 1991. The company operates under the assumed name of White Castle Custom Homes.

Revenue recognition

The Company keeps its books on the accrual basis. The Company recognizes revenue when it is earned and expenses when they are incurred. The Company generally receives draws on the construction loans as it builds each house, recognizing revenue on a percentage completion method.

Fixed Assets

Fixed Assets are reported at cost and are being depreciated utilizing the straight-line method over the estimated useful life of the assets, such lives ranging from three to ten years.

Inventory

The inventory consists of completed homes ready for sale such as models. As well as, homes in various stages of completion.

Cash equivalents

The Company considers cash on hand and in bank as cash equivalents.

NOTE 2 - COMBINED FINANCIALS

These financial statements include the accounts of Castle Custom Homes, Inc. a wholly owned subsidiary.

                           ALLIANCE TROPHY CLUB, INC.

                                        &

                            CASTLE CUSTOM HOMES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 3 - RELATED PARTY TRANSACTIONS

On July 15th, 1997 Alliance Trophy Club, Inc. purchased the stock of Castle Custom Homes, Inc. from Lance White in the amount of $387,690.75. As of the balance sheet date December 31, 1998, Lance White has received a total amount of $20,000.00 in 1998 for the purchase of the stock. There is a balance due in the amount of $367,690.75, which is reflected on the balance sheet as a note payable.

NOTE 4 - ISSUANCE OF COMMON STOCK

During fourth quarter 1998 89,500 shares of common stock were issued for cash to 11 outside investors.

                               COMPILATION LETTER



To the Board of Directors and Stockholders
Alliance Trophy Club, Inc. &
Castle Custom Homes, Inc.
104 Houston Suite D
Roanoke, Texas 76262



We have compiled the accompanying balance sheet of Alliance Trophy Club, Inc. (a Texas corporation) and Castle Custom Homes, Inc., a wholly owned subsidiary, as of March 31, 1999 and March 31, 1998, and the related statements of income, retained earnings and cash flows for the three months then ended, in accordance with the Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of the management. We have not audited or reviewed the accompanying financial statements, and accordingly, do not express an opinion or any other form of assurance on them.

These financial statements are the responsibility of the Alliance Trophy Club, Inc.'s and Castle Custom Homes, Inc. management.




Buzzelli & Company
Denton, Texas
June 1, 1999

                           ALLIANCE TROPHY CLUB, INC.

                                  CONSOLIDATED
                                  BALANCE SHEET
                              March 31, 1999 & 1998

ASSETS

Current Assets:                                                       1999             1998
                                                                  -----------      -----------
                                                                           (Unaudited)
Cash
                                                                  $    84,892           17,335
Inventory-Complete                                                    141,737          139,455
Inventory-In Process                                                2,287,622        1,340,316
                                                                  -----------      -----------

         Total Current Assets                                       2,514,251        1,497,106

Fixed Assets:
         Furniture and Equipment                                        5,883            2,473
         Automobile                                                    23,495           23,495
         Less Accumulated Depreciation                                (19,248)         (13,750)
                                                                  -----------      -----------
                                                                       10,130           12,218

Other Assets:
         Investments                                                  387,691          387,691
      Escrow Deposits                                                   4,350            7,500
                                                                  -----------      -----------

                                                                  $ 2,916,422        1,904,515
                                                                  ===========      ===========

LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
         Accounts Payable                                         $   111,243           10,815
      Current portion long term debt                                      305            3,510
         Loans Payable                                              1,759,422        1,169,371
         Accrued payroll taxes                                            894                0
                                                                  -----------      -----------

         Total Current Liabilities                                  1,871,864        1,183,696

Long Term Liabilities:
      Notes Payable-GMAC                                                6,385            7,250
      Notes Payable-Lance White                                       367,691          367,691
                                                                  -----------      -----------

         Total Long Term Liabilities                                  374,076          374,941

Shareholder's equity:
         Common Stock - .0001 par value
      Authorized 9,000,000 shares
      Issued and Outstanding 3,158,500(1999)2,889,500 (1998)              316              289
      Additional Paid In                                              558,444          289,211
         Retained Earnings                                            111,722           56,378
                                                                  -----------      -----------
                                                                  $ 2,916,422        1,904,515
                                                                  ===========      ===========

                  The accompanying notes are an integral part
                         of these financial statements.

                           ALLIANCE TROPHY CLUB, INC.


                                  CONSOLIDATED
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                FOR THE THREE MONTHS ENDED MARCH 31, 1999 & 1998

                                                                 1999           1998
                                                              ----------     ----------
                                                                     (Unaudited)
Revenue, net                                                  $  916,270        334,176

Cost of Sales                                                    835,147        316,399
                                                              ----------     ----------

Gross Profit                                                      81,123         17,777

Expenses:
         Selling, General & Administrative Expenses               73,109         38,268

                  Total Expenses                                  73,109         38,268
                                                              ----------     ----------

Operating Income (Loss)                                            8,014        (20,491)

Interest Income                                                    3,302             11
                                                              ----------     ----------

Net Operating Income (Loss)                                       11,316        (20,480)
                                                              ==========     ==========

Provision for Income Tax                                           1,697              0

Earnings Available for Common Stock                                9,619        (20,480)

Average Shares of Common Stock                                 3,091,375      2,136,375

Earnings Per Share of Common Stock                                  .003          (.009)
                                                              ----------     ----------


Beginning Retained Earnings                                      102,103         76,858
                                                              ----------     ----------

Ending Retained Earnings                                      $  111,722         56,378
                                                              ==========     ==========


                  The accompanying notes are an integral part
                         of these financial statements.

                           ALLIANCE TROPHY CLUB, INC.


                                  CONSOLIDATED
                             STATEMENT OF CASH FLOWS
                FOR THE THREE MONTHS ENDED MARCH 31, 1999 & 1998

Cash flow (used) provided by operating activities:            1999            1998
                                                            ---------      ---------
                                                                   (Unaudited)
Net income before taxes                                     $  11,316        (20,480)
Noncash items included in net income
    Depreciation                                                1,000            363
Reconciliation of net income to change in cash


    Increase in inventory-in process
    Decrease in current portion Long Term Debt                      0          3,181
    Increase in accrued payroll taxes                            (445)             O
    Increase in loans payable
    Increase in accrued interest                                  890            109
    Increase in accounts payable                               69,495        (14,670)
                                                            ---------      ---------
Net cash provided (used) by operating activities             (130,106)       (20,413)



Cash flow (used) provided by investing activities
    Acquire fixed assets                                            0              0
    Escrow Deposits
                                                                    0              0
                                                            ---------      ---------
Net cash used by investing activities                               0              0

Cash flow provided (used) by financing activities
    Notes payable-GMAC                                           (865)        (4,194)
    Capital Stock                                             180,000         36,000

Net cash provided (used) by financing activities              179,135         31,806

Net increase in cash                                           49,029         11,393

Balance at December 31, 1998, 1997                             35,863          5,942
                                                            ---------      ---------
Balance at March 31, 1999, 1998                             $  84,892         17,335
                                                            =========      =========





                  The accompanying notes are an integral part
                         of these financial statements.

                           ALLIANCE TROPHY CLUB, INC.


                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999
               (Information with respect to the three months ended
                     March 31, 1999 and 1998 is unaudited).


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Organization

Alliance Trophy Club, Inc. (the Company) was incorporated in the state of Delaware on March 4, 1997. The company provides residential real estate development within Denton County, Texas. On July 15, 1997 the Company became a builder of custom, luxury single family homes by acquiring Castle Custom Homes, Inc., which has been in operation since 1991. The company operates under the assumed name of White Castle Custom Homes.

Revenue recognition

The Company keeps its books on the accrual basis. The Company recognizes revenue when it is earned and expenses when they are incurred. The Company generally receives draws on the construction loans as it builds each house, recognizing revenue on a percentage completion method.

Fixed Assets

Fixed Assets are reported at cost and are being depreciated utilizing the straight-line method over the estimated useful life of the assets, such lives ranging from three to ten years.

Inventory

The inventory consists of completed homes ready for sale such as models. As well as, homes in various stages of completion.

Cash equivalents

The Company considers cash on hand and in bank as cash equivalents.

NOTE 2 - COMBINED FINANCIALS

These financial statements include the accounts of Castle Custom Homes, Inc. a wholly owned subsidiary.

                           ALLIANCE TROPHY CLUB, INC.



                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


NOTE 3 - RELATED PARTY TRANSACTIONS

On July 15th, 1997 Alliance Trophy Club, Inc. purchased the stock of Castle Custom Homes, Inc. from Lance White in the amount of $387,690.75. As of the balance sheet date December 31, 1998, Lance White has received a total amount of $20,000.00 in 1998 for the purchase of the stock. There is a balance due in the amount of $367,690.75, which is reflected on the balance sheet as a note payable.

NOTE 4 - ISSUANCE OF COMMON STOCK

During first quarter 1999 180,000 shares of common stock were issued for cash and services to 5 outside investors.

NOTE 5 - PROVISION FOR INCOME TAX

The interim period financial statements contain a provision for income tax as required by generally accepted accounting principles.

Dealer Prospectus Delivery Obligation

     Until ________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), Article Ninth of our Certificate of Incorporation provides that our directors can't be held liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that these expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Ninth of our Certificate of Incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

Item 25. Other Expenses of Issuance and Distribution

     The expenses payable by us in connection with the issuance and distribution of the securities being registered are estimated as follows:

     SEC Registration Fee                                $    155.00
     Printing and duplication expenses                      5,000.00
     Legal fees and expenses                               50,000.00
     Accounting fees and expenses                           5,000.00
     State "blue sky" fees                                  5,000.00
     Other                                                  4,845.00
                                                         -----------
                    Total                                $ 70,000.00
                                                         ===========

     All expenses, except for the SEC registration fee, are estimates.

     The Selling Security Holders will not bear any portion of the foregoing expenses, but will pay fees in connection with the resale of the shares of common stock effected to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions, as well as the fees and disbursements of counsel and accountants, if any, retained by them and any other fees and expenses not expressly agreed to be borne by us.

Item 26. Recent Sales of Unregistered Securities

     In May 1997, we sold shares of common stock as follows: Lance White - 1,500,000 shares; Franklin R. Kepler - 1,000,000 shares; and Hofheimer Gartlir & Gross, LLP - 100,000 shares, for an aggregate price of $260 ($.0001 per share) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), for transactions not involving a public offering.

     In June and July 1997, we sold to 19 private investors an aggregate of 289,000 shares of common stock for an aggregate price of $289,000 ($1.00 per share) in a private placement made pursuant to the exemption from registration provided by Rule 504 of Regulation D promulgated under the Securities Act ("Rule 504"). The investors paid cash for their shares.

     From November 1998 until April 1999, in connection with a private placement made pursuant to the exemption from registration provided by Rule 504, we (a) sold 89,500 shares of common stock to 16 private investors at a price of $1.00 per share, for an aggregate price of $89,500 in cash, and (b) issued 180,000 shares for services rendered valued at $180,000.

     A notice on Form D was filed with the Commission with respect to each of the above issuances of securities pursuant to Rule 504.

Item 27. Exhibits

         Exhibit No.    Description

         3.1            Certificate of Incorporation

         3.2            By-Laws

         5              Opinion of Hofheimer Gartlir & Gross, LLP(1)

         10.1 Stock Purchase Agreement between Alliance Trophy Club, Inc. and Lance White and Michelle White, dated
                        July 15, 1997

         10.2           Security Agreement

         10.3           Promissory Note

         10.4           Employment Contract dated May 1, 1997 with Franklin R.
                        Kepler

         10.5           Employment Contract dated May 1, 1997 with Lance White

         10.6 Consulting Agreement with Federal Ventures, Inc. dated April 13, 1999

         10.7           Consulting Agreement with Shareholder Relations, Inc.
                        dated June 8, 1999

         10.8 Consulting Agreement with J. Pollack & Company, Inc., dated February 17, 1999

         10.9 Amendment to J. Pollack & Co., Inc. Consulting Agreement dated March 31, 1999

         10.10 Amendment to J. Pollack & Co., Inc. Consulting Agreement dated July 6, 1999

         21             Subsidiaries

         23.1           Consent of Hofheimer Gartlir & Gross, LLP(1)

         23.2           Consent of Buzzelli & Company(1)

         (27)           Financial Data Schedule

         --------------
         (1) To be filed by amendment

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Roanoke, State of Texas, on July 16, 1999.

                                                  ALLIANCE TROPHY CLUB INC.
                                             -----------------------------------
                                                        (Registrant)

                                             By: /s/ Lance White
                                                --------------------------------
                                                        (Signature)

                                                         President
                                                          (Title)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                                             By: /s/ Lance White
                                                --------------------------------
                                                        (Signature)

                                                   Director and President
                                                (Principal Executive Officer)

                                             Dated: July 16, 1999


                                             By: /s/ Franklin R. Kepler
                                                --------------------------------
                                                        (Signature)

                                                  Director and Treasurer
                                                (Principal Financial Officer)

                                             Dated: July 16, 1999